Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 8, 2013

to

INDENTURE

Dated as of August 8, 2013

by and between

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

$250,000,000 4.375% Senior Notes due 2023

i

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of August 8, 2013, by and between WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of August 8, 2013 (the “Original Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue a series of Securities as provided herein;

WHEREAS, Section 2.2 of the Original Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

WHEREAS, Section 9.1(h) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 2.2 of the Original Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Original Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Indenture, the definition set forth herein shall control:

“Acceleration Event” has the meaning specified in Section 2.12(b)(i)(2).

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s shares of Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Offer” has the meaning specified in Section 2.06.

“Change of Control Payment” has the meaning specified in Section 2.06.

“Change of Control Payment Date” has the meaning specified in Section 2.06.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the Notes, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date,

(1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

(b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means, on the date of any determination, all assets minus:

(a) all applicable depreciation, amortization and other valuation reserves;

(b) all current liabilities, and

(c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of the Company prepared in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(a) was a member of the Board of Directors on the Issue Date; or

(b) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“debt” means (without duplication), with respect to any Person, (1) all obligations of such Person, to the extent such obligations would appear as a liability on the consolidated balance sheet of such Person, in accordance with GAAP, (a) for money borrowed, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) in respect of letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, and (d) that constitute capital lease obligations of such Person, and (2) all guarantees by such Person of debt of another Person.

“Fitch” means Fitch Ratings Inc., and its successors.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“incur” means, directly or indirectly, to issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Issue Date” means, with respect to the Notes to be initially authenticated and delivered pursuant to Section 2.02, August 8, 2013.

“lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention having substantially the same economic effect as any of these.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Restricted Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such Sale and Leaseback Transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction in the taxable year that such Sale and Leaseback Transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Notes” has the meaning specified in Section 2.01.

“Payment Default” has the meaning specified in Section 2.12(b)(i)(1).

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property owned or leased by the Company or any Restricted Subsidiary, whether owned on the date hereof or thereafter, that has a gross book value in excess of 1% of the Company’s Consolidated Net Tangible Assets. Any plant, warehouse, office building or parcel of real property, or portion thereof, which the Board of Directors determines by resolution is not of material importance to the business conducted by the Company and its Restricted Subsidiaries taken as a whole will not be Principal Property.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that the Company shall give notice of such appointment to the Trustee.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers); provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, and its successors.

“Subsidiary” means any entity of which the Company, or the Company and one or more of its Subsidiaries, or any one or more of its Subsidiaries, directly or indirectly own more than 50% of the outstanding voting stock.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Trigger Period” has the meaning assigned to such term in the definition of Change of Control Triggering Event.

“Unrestricted Subsidiary” means any Subsidiary:

(1) the principal business of which consists of finance, banking, credit, leasing, insurance, financial services or other similar operations;

(2) substantially all the assets of which consist of the Capital Stock of a Subsidiary or Subsidiaries engaged in the operations referred to in the preceding clause; or

(3) designated as an Unrestricted Subsidiary by resolution of the Board of Directors and which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“Voting Stock” solely as used in the definition of the term “Change of Control,” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2

ESTABLISHMENT OF SECURITIES

The following provisions of this Article 2 are made pursuant to Section 2.2 of the Original Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.01.

Section 2.01. Title of Securities.

There is hereby established a series of Securities designated the “4.375% Senior Notes due 2023” (the “Notes”).

Section 2.02. Aggregate Principal Amount of Notes.

There are initially to be authenticated and delivered $250,000,000 principal amount of the Notes. Such principal amount of the Notes may be increased from time to time pursuant to Section 2.2 of the Original Indenture.

All Notes of this series need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Notes of such series. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the Notes initially issued. Any such additional Notes, together with the Notes initially issued, will constitute a single series of Securities under the Indenture; provided, however, that if such additional Notes are not fungible for U.S. federal income tax purposes with the originally issued Notes, such additional Notes shall be issued under a separate CUSIP number.

Nothing contained in this Section 2.02 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11 and 9.6 of the Original Indenture.

The Notes shall be issued in registered form without coupons. The Notes shall be in substantially the form of Exhibit A hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto. Each Note shall be dated the date of authentication thereof. The entire initially issued principal amount of the Notes shall initially be evidenced by one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company. The Notes shall not be issuable in definitive form except under the limited circumstances specified in Section 2.14 of the Original Indenture.

Section 2.03. Payment of Principal and Interest on the Notes.

The Notes will mature on August 15, 2023 and will bear interest at the rate of 4.375% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on February 15 and August 15 of each year, commencing on February 15, 2014, to the Holders thereof at the close of business on the immediately preceding February 1 and August 1 of each year. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date on the Notes is not a Business Day, the payment of interest will be made on the next succeeding Business Day and no additional interest will accrue.

Section 2.04. Denominations.

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.05. Redemption.

(a) Optional Redemption. Prior to May 15, 2023, the Company may, at its option, redeem some or all of the Notes at any time or from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the applicable redemption date:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the applicable Treasury Rate plus 0.30%.

On and after May 15, 2023, the Company may, at its option, redeem some or all of the Notes at any time or from time to time, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the applicable redemption date.

(b) Redemption Generally. The redemption prices of Notes to be redeemed will be calculated assuming a 360-day year of twelve 30-day months. Notice of redemption of the Notes will be given as provided in Section 3.3 of the Original Indenture. If the Company redeems less than all of the Notes, the Trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate in accordance with the procedures of the Depository Trust Company.

Unless the Company defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Section 2.06. Offer to Repurchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described in Section 2.05(a), each Holder of the Notes shall have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes as set forth in this Section 2.06 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first-class mail, a notice to each Holder of Notes at its registered address, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer the Holder’s Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Section 2.07. Sinking Fund.

The Notes shall not have the benefit of a sinking fund.

Section 2.08. Paying Agent.

The Trustee shall initially serve as Paying Agent with respect to the Notes, with the place of payment for all Notes initially being the Corporate Trust Office of the Trustee.

Section 2.09. Limitation on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, incur, suffer to exist or guarantee any debt secured by a lien on any Principal Property or on any shares of stock of (or other interests in) any Restricted Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured debt, for so long as such secured debt will be so secured.

(b) The restriction set forth in paragraph (a) above shall not apply to debt secured by:

(i) liens existing prior to the Issue Date;

(ii) liens on property of, shares of stock of (or other interests in) or debt of any entity existing at the time such entity becomes a Restricted Subsidiary;

(iii) liens on property of, shares of stock of (or other interests in) or debt of any entity (a) existing at the time of acquisition of such property or shares (or other interests) (including acquisition through merger or consolidation), provided that any such lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, (b) to secure the payment of all or any part of the purchase price of such property or shares (or other interests) or the costs of construction or improvement of such property or (c) to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such shares (or other interests) for the purpose of financing all or any part of the purchase price of such property or shares (or other interests) or the costs of construction thereon;

(iv) liens in favor of the Company or any Restricted Subsidiary;

(v) liens in favor of, or required by contracts with, governmental entities; and

(vi) any extension, renewal or replacement of any lien referred to in any of the preceding clauses, provided that such extension, renewal or replacement lien will be limited to the same property that secured the lien so extended, renewed or replaced and will not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement.

(c) Notwithstanding the restrictions set forth in paragraph (a) above, the Company or any Restricted Subsidiary may incur, suffer to exist or guarantee any debt secured by a lien on any Principal Property or on any shares of stock of (or other interests in) any Restricted Subsidiary if, after giving effect thereto and together with the value of Attributable Debt outstanding pursuant to Section 2.10(c), the aggregate amount of such debt does not exceed 10% of the Company’s Consolidated Net Tangible Assets.

For purposes of this Section 2.09, an “acquisition” of property (including real, personal or intangible property or shares of Capital Stock or debt) shall include any transaction or series of transactions by which the Company or a Restricted Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

This Section 2.09 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

Section 2.10. Limitation on Sale and Leaseback Transactions.

(a) The Company and its Restricted Subsidiaries shall not enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(i) the Company or such Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to Section 2.09; or

(ii) the proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors) and the Company applies an amount equal to the net proceeds of such Sale and Leaseback Transaction within 180 days of such Sale and Leaseback Transaction to any (or a combination) of:

(A) the prepayment or retirement of the notes,

(B) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other debt of the Company or of a Restricted Subsidiary (other than debt that is subordinated to the Notes or debt owed to the Company or a Restricted Subsidiary) that matures more than 12 months after its creation or matures less than 12 months after its creation but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond 12 months from its creation, or

(C) the purchase, construction, development, expansion or improvement of other comparable property.

(b) The restriction set forth in paragraph (a) above shall not apply to any Sale and Leaseback Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.10 or in Section 2.09(c), with respect to any such transaction:

(i) solely between the Company and a Restricted Subsidiary or solely between Restricted Subsidiaries; or

(ii) in which the applicable lease is for a term, including renewal rights, of not more than three years.

(c) Notwithstanding the restrictions set forth in paragraph (a) above, the Company will be permitted to enter into Sale and Leaseback Transactions otherwise prohibited by this Section 2.10, the Attributable Debt with respect to which, together with all debt outstanding pursuant to Section 2.09(c), without duplication, do not exceed 10% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Leaseback Transaction.

This Section 2.10 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

Section 2.11. Defeasance

The provisions of Section 8.1 of the Original Indenture, together with the other provisions of Article VIII of the Original Indenture, shall be applicable to the Notes. The provisions of Section 8.1(b) of the Original Indenture shall apply to the covenants set forth in Section 2.09 and 2.10 of this Supplemental Indenture and to those covenants specified in Section 8.1(b) of the Original Indenture.

Section 2.12. Events of Default

(a) Solely with respect to the Notes, the first paragraph of Section 6.1 of the Original Indenture shall be amended as follows:

(i) Clause (d) shall be amended by replacing “90 days” with “60 days” therein.

(b) The term “Event of Default” as used in this Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 6.1 of the Original Indenture:

(i) default under any of the Company’s or its Restricted Subsidiaries’ debt, whether such debt currently exists or is incurred after the Issue Date, if that default:

(1) is caused by a failure to pay principal on such debt at its stated final maturity (after giving effect to any applicable grace periods provided in such debt) (a “Payment Default”); or

(2) results in the acceleration of such debt prior to its express maturity (an “Acceleration Event”),

and (i) in each case, the principal amount of any such debt, together with the principal amount of any other such debt under which there has been a Payment Default or an Acceleration Event, aggregates $50 million or more and (ii) in the case of a Payment Default, such debt is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Recitals by Company.

The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.02. Application to Notes Only.

Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Original Indenture shall apply only to the Notes established hereby and not to any future series of Securities established under the Original Indenture.

Section 3.03. Benefits.

Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Original Indenture, the Notes or this Supplemental Indenture.

Section 3.04. Effective Date.

This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 3.05. Ratification.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

Section 3.06. Separability

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07. Counterparts

This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 3.08. GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

Westinghouse Air Brake Technologies Corporation

By:	/s/ Alvaro Garcia-Tunon
Name: Alvaro Garcia-Tunon
Title: Executive Vice President and
Chief Financial Officer

[Company Signature Page to First Supplemental Indenture]

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

[Trustee Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF

4.375% SENIOR NOTE DUE 2023

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.]*

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

WESTINGHOUSE AIR BRAKE TECHNOLOGIES

CORPORATION

$

4.375% SENIOR NOTE DUE 2023

No.	CUSIP No. 960386 AH3
ISIN No. US960386AH34

Westinghouse Air Brake Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value

received, hereby promises to pay to [Cede & Co.]*, or registered assigns (the “Holder”), the principal sum of                 ($                ) on August 15, 2023 (the “Stated Maturity”), and to pay interest thereon from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, or if no interest has been paid, from and including the Issue Date, semi-annually, in cash, in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2014, at a rate of 4.375% per annum until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the preceding February 1 or August 1, as applicable (each, a “Regular Record Date”); provided that the interest payable at the Stated Maturity will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice of which shall be given to Holders of the Notes not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day, the payment of the interest payable on such date will be made on the next Business Day, and no interest shall accrue on the amount of interest due on that Interest Payment Date for the period from and after such Interest Payment Date to the date of payment.

Payment of the principal of and interest on the Notes will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, with any such payment that is due at the Stated Maturity of any Note being made upon surrender of such Note to a Paying Agent; provided, however, that payment of interest, subject to such surrender where applicable, (i) may be made at the Company’s option by check mailed to the address of the Person entitled thereto as such address shall appear in the records maintained by the Registrar or the Company and (ii) in the case of any Global Security, must be made by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

*	Insert in Global Securities.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

Westinghouse Air Brake Technologies Corporation

By:
Name:
Title:

[Trustee’s Certificate of Authentication on Next Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

Dated:	By:
Authorized Signatory

REVERSE OF SENIOR NOTE

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of August 8, 2013 (the “Original Indenture”), as supplemented by a First Supplemental Indenture dated as of August 8, 2013 (the “Supplemental Indenture”; the Original Indenture, as supplemented by the Supplemental Indenture and as further amended or supplemented from time to time, herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount.

The Notes are redeemable, in whole or in part, at any time, in the manner and with the effect provided in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute, or to order or direct the Trustee to institute, any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in aggregate principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the outstanding Notes. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable with the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Registrar or the Company in a place for payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes having the same Stated Maturity and of like tenor of any authorized denominations as requested by the Holder upon surrender of the Note or Notes to be exchanged at the office or agency of the Registrar or the Company.

No service charge shall be made for any such registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee and any such agent shall be affected by notice to the contrary.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with rights of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	Custodian for
(Cust)

(Minor)

Under Uniform Gifts to Minors Act of

(State)

Additional abbreviations may also be used though not on the above list.

To assign this Note, fill in the following form:

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:                     ,

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 2.06 of the Supplemental Indenture, check this box:   ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.06 of the Supplemental Indenture, state the principal amount (must be at least $2,000 and integral multiples of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.